Exhibit 99.1

Contacts:

Stuart C. Haselden

Chief Financial Officer

(212) 209-8461

Allison Malkin/Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2012 RESULTS

Revenues Rise 21% to $525.5 Million

NEW YORK, August 29, 2012 — J.Crew Group, Inc. today announced financial results for the second quarter and first half of fiscal 2012.

On March 7, 2011, J.Crew was acquired by investment funds affiliated with TPG Capital, L.P. and Leonard Green & Partners, L.P. Although the Company continued as the same legal entity after the acquisition, last year’s financial statements were prepared for the following periods: (i) March 8, 2011 to July 30, 2011 (Successor) and (ii) January 30, 2011 to March 7, 2011 (Predecessor). To facilitate a meaningful comparison of our results, we have presented a pro forma statement of operations for the first half of fiscal 2011, which reflects the combination of the Successor and Predecessor periods, giving effect to the acquisition and related transactions as if they occurred on the first day of the fiscal year. The results of the second quarter of fiscal 2011 have not been prepared on a pro forma basis, as the transaction was effective prior to the first day of the quarter.

Second Quarter highlights:

•

Revenues increased 21% to $525.5 million, with comparable company sales increasing 14%. Comparable company sales increased 3% in the second quarter last year. Store sales increased 24% to $384.0 million. Store sales increased 5% in the second quarter last year. Direct sales increased 16% to $134.0 million following an increase of 13% in the second quarter last year.

•	Gross margin increased to 45.1% from 36.5% in the second quarter last year. Last year included amortization of inventory step-up from purchase accounting of $22 million.
•

Selling, general and administrative expenses increased to $174.7 million, or 33.2% of revenues, from $146.4 million, or 33.7% of revenues, in the second quarter last year. This year reflects additional share-based and incentive compensation of $10 million. Last year included transaction-related litigation costs of $6.5 million.

•

Operating income increased $49.8 million to $62.1 million, or 11.8% of revenues, compared to $12.3 million, or 2.8% of revenues, in the second quarter last year. Operating income last year was negatively impacted by amortization of inventory step-up and transaction-related litigation costs noted above.

•

Net income was $22.0 million compared with a net loss of $10.5 million in the second quarter last year. The net loss last year included the after-tax effect of the amortization of inventory step-up and transaction-related litigation costs noted above.

•

Adjusted EBITDA increased $24.5 million to $88.7 million compared to $64.2 million in the second quarter last year. An explanation of how we use Adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (5).

First Half highlights:

•

Revenues increased 22% to $1,029.0 million, with comparable company sales increasing 15%. Comparable company sales were flat in the first half last year. Store sales increased 25% to $738.0 million. Store sales increased 1% in the first half last year. Direct sales increased 17% to $277.4 million following an increase of 9% in the first half last year.

•	Gross margin increased to 46.3% from 43.1% in the first half last year.
•

Selling, general and administrative expenses increased to $338.8 million, or 32.9% of revenues, from $271.0 million, or 32.1% of revenues, in the first half last year. This year reflects additional share-based and incentive compensation of $17 million.

•	Operating income increased $45.0 million to $137.7 million, or 13.4% of revenues, compared to $92.7 million, or 11.0% of revenues, in the first half last year.
•	Net income was $52.7 million compared to $25.3 million in the first half last year.
•

Adjusted EBITDA increased $51.4 million to $190.3 million compared to $138.9 million in the first half last year. An explanation of how we use Adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (6).

Balance Sheet highlights:

•	Cash and cash equivalents were $213.4 million compared to $88.3 million at the end of the second quarter last year.
•

Total debt was $1,588 million, consisting of the seven-year senior secured term loan of $1,188 million and the eight-year senior unsecured notes of $400 million, compared to $1,597 million at the end of the second quarter last year.

•

Inventories were $282.8 million compared to $260.1 million at the end of the second quarter last year. Inventories last year included a purchase accounting step-up adjustment and lower in-transit inventories compared to this year. Inventories and inventories per square foot, adjusted for purchase accounting and in-transit last year, increased 24% and 15%, respectively.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement contains non-GAAP financial measures. An explanation of these measures and a reconciliation to the most directly comparable GAAP financial measures are included in Exhibits (5) and (6).

Conference Call Information

A conference call to discuss first quarter results is scheduled for tomorrow, August 30, 2012, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 6, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 399026.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of August 29, 2012, the Company operates 285 retail stores (including 236 J.Crew retail stores, eight crewcuts stores and 41 Madewell stores), jcrew.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 99 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the projected store count and square footage in Exhibit (7) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	Second Quarter Fiscal 2012	Second Quarter Fiscal 2011
Net sales:
Stores	$384,041	$311,046
Direct	133,944	115,955

Other	7,503	8,014

Total revenues	525,488	435,015

Cost of goods sold, including buying and occupancy costs	288,751	276,350

Gross profit	236,737	158,665
As a percent of revenues	45.1%	36.5%

Selling, general and administrative expenses	174,669	146,385
As a percent of revenues	33.2%	33.7%

Operating income	62,068	12,280
As a percent of revenues	11.8%	2.8%

Interest expense, net	25,359	25,713

Income (loss) before income taxes	36,709	(13,433)

Provision (benefit) for income taxes	14,702	(2,889)

Net income (loss)	$22,007	$(10,544)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	First Half Fiscal 2012	Pro forma First Half Fiscal 2011
Net sales:
Stores	$738,049	$592,223
Direct	277,381	236,316

Other	13,580	15,932

Total revenues	1,029,010	844,471

Cost of goods sold, including buying and occupancy costs	552,485	480,771

Gross profit	476,525	363,700
As a percent of revenues	46.3%	43.1%

Selling, general and administrative expenses	338,787	271,009
As a percent of revenues	32.9%	32.1%

Operating income	137,738	92,691
As a percent of revenues	13.4%	11.0%

Interest expense, net	50,771	51,177

Income before income taxes	86,967	41,514

Provision for income taxes	34,263	16,190

Net income	$52,704	$25,324

Exhibit (3)

J.Crew Group, Inc.

Condensed Consolidated Pro Forma Statement of Operations

(in thousands, except percentages)

(unaudited)

	For the Period March 8, 2011 to July 30, 2011	For the Period January 30, 2011 to March 7, 2011	Adjustments		Pro forma First Half Fiscal 2011
	(Successor)	(Predecessor)
Net sales:
Stores	$505,749	$86,474		$—	$592,223
Direct	192,674	43,642		—	236,316

Other	12,810	3,122		—	15,932

Total revenues	711,233	133,238		—	844,471

Cost of goods sold, including buying and occupancy costs	434,260	70,284	(a)	(23,773)	480,771

Gross profit	276,973	62,954		23,773	363,700
As a percent of revenues	38.9%	47.2%			43.1%

Selling, general and administrative expenses	271,872	79,736	(a)	(80,599)	271,009
As a percent of revenues	38.2%	59.8%			32.1%

Operating income (loss)	5,101	(16,782)		104,372	92,691
As a percent of revenues	0.7%	(12.6)%			11.0%

Interest expense, net	41,239	1,166	(b)	8,772	51,177

Income (loss) before income taxes	(36,138)	(17,948)		95,600	41,514

Provision (benefit) for income taxes	(11,800)	(1,798)	(c)	29,788	16,190

Net income (loss)	$(24,338)	$(16,150)		$65,812	$25,324

See notes to pro forma statement of operations

Notes to Pro Forma Statement of Operations

(a)	To give effect to the following adjustments:

(in thousands)	Adjustments
Amortization expense(1)	$813
Depreciation expense(2)	880
Sponsor monitoring fees(3)	763
Amortization of lease commitments, net(4)	1,626
Elimination of non-recurring charges(5)	(108,454)

Total pro forma adjustment	$(104,372)

Pro forma adjustment:
Recorded in cost of goods sold	$(23,773)
Recorded in selling, general and administrative expenses	(80,599)

Total pro forma adjustment	$(104,372)

(1)	To record five weeks of additional amortization expense of intangible assets for our Madewell brand name, loyalty program and customer lists amortized on a straight-line basis over their respective useful lives.
(2)	To record five weeks of additional depreciation expense of the step-up of property and equipment allocated on a straight-line basis over a weighted average remaining useful life of 8.2 years.
(3)	To record five weeks of additional expense (calculated as the greater of 40 basis points of annual revenues or $8 million) to be paid to the Sponsors in accordance with a management services agreement.
(4)	To record five weeks of additional amortization expense of favorable and unfavorable lease commitments amortized on a straight-line basis over the remaining lease life, offset by the elimination of the amortization of historical deferred rent credits.
(5)	To eliminate non-recurring charges that were incurred in connection with the acquisition and related transactions, including acquisition-related share based compensation, transaction costs, transaction-related litigation costs, and amortization of the step-up in the carrying value of inventory.

(b)	To give effect to the following adjustments:

(in thousands)	Adjustments
Pro forma cash interest expense(1)	$46,376
Pro forma amortization of deferred financing costs(1)	4,801
Less recorded interest expense, net	(42,405)

Total pro forma adjustment to interest expense, net	$8,772

(1)	To record twenty-six weeks of interest expense associated with borrowings under the term loan facility and notes, and the amortization of deferred financing costs. Pro forma cash interest expense reflects a weighted-average interest rate of 5.6%.

(c)	To reflect our expected annual effective tax rate of approximately 39%.

Exhibit (4)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	July 28, 2012	January 28, 2012	July 30, 2011
Assets
Current assets:
Cash and cash equivalents	$213,466	$221,852	$88,338
Inventories	282,811	242,659	260,137
Prepaid expenses and other current assets	57,297	48,052	43,634
Deferred income taxes, net	9,971	9,971	—
Prepaid income taxes	8,994	4,087	70,979

Total current assets	572,539	526,621	463,088

Property and equipment, net	306,195	264,572	249,716

Favorable lease commitments, net	42,095	48,930	55,613

Deferred financing costs, net	53,928	58,729	63,529

Intangible assets, net	980,420	985,322	990,225

Goodwill	1,686,915	1,686,915	1,686,220

Other assets	2,234	2,433	2,735

Total assets	$3,644,326	$3,573,522	$3,511,126

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$155,532	$158,116	$157,057
Other current liabilities	134,148	116,339	115,828
Interest payable	22,079	26,735	—
Deferred income taxes, net	—	—	5,678
Current portion of long-term debt	15,000	15,000	12,000

Total current liabilities	326,759	316,190	290,563

Long-term debt	1,573,000	1,579,000	1,585,000

Unfavorable lease commitments and deferred credits	65,123	53,700	46,480

Deferred income taxes, net	409,712	410,515	411,994

Other liabilities	39,323	37,065	28,308

Stockholders’ equity	1,230,409	1,177,052	1,148,781

Total liabilities and stockholders’ equity	$3,644,326	$3,573,522	$3,511,126

Exhibit (5)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the second quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Second Quarter of Fiscal 2012	Second Quarter of Fiscal 2011
Net income (loss)	$22.0	$(10.5)
Provision (benefit) for income taxes	14.7	(2.9)
Interest expense, net	25.4	25.7
Depreciation and amortization	19.7	18.1

EBITDA	81.8	30.4

Share-based compensation	1.1	1.1
Amortization of inventory step-up	—	22.0
Amortization of lease commitments	3.3	2.2
Sponsor monitoring fees	2.5	2.0
Transaction-related litigation	—	6.5

Adjusted EBITDA	88.7	64.2

Taxes paid	(36.2)	(5.0)
Interest paid	(13.5)	(17.6)
Changes in working capital	(0.2)	5.8

Cash flows from operating activities	38.8	47.4
Cash flows from investing activities	(38.2)	(236.5)
Cash flows from financing activities	(3.2)	(3.1)

Decrease in cash	(2.6)	(192.2)
Cash and cash equivalents, beginning	216.1	280.5

Cash and cash equivalents, ending	$213.5	$88.3

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (6)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the first half (which is presented on a pro forma basis last year) to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	First Half Fiscal 2012	Pro forma First Half Fiscal 2011
Net income	$52.7	$25.3
Provision for income taxes	34.2	16.2
Interest expense, net	50.8	51.2
Depreciation and amortization	38.9	33.9

EBITDA	176.6	126.6

Share-based compensation	2.2	2.2
Amortization of lease commitments	7.0	6.1
Sponsor monitoring fees	4.5	4.0

Adjusted EBITDA	190.3	138.9

Taxes paid	(39.4)	(9.0)
Interest paid	(50.4)	(17.8)
Changes in working capital	(27.1)	(155.7)

Cash flows from operating activities	73.4	(43.6)
Cash flows from investing activities	(75.6)	(3,028.4)
Cash flows from financing activities	(6.2)	2,779.0

Decrease in cash	(8.4)	(293.0)
Cash and cash equivalents, beginning	221.9	381.3

Cash and cash equivalents, ending	$213.5	$88.3

Exhibit (7)

Actual and Projected Store Count and Square Footage

	Fiscal 2012
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter(2)	362	10	—	372
2nd Quarter(2)	372	6	(2)	376
3rd Quarter(3)	376	17	—	393
4th Quarter(3)	393	9	(3)	399

	Fiscal 2012
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter(2)	2,138,663	42,057	(1,811)	2,178,909
2nd Quarter(2)	2,178,909	38,575	(4,446)	2,213,038
3rd Quarter(3)	2,213,038	91,856	(327)	2,304,567
4th Quarter(3)	2,304,567	44,228	(28,038)	2,320,757

(1)	Actual and Projected number of stores to be opened or closed during fiscal 2012 by channel are as follows:

Q1 –	Two retail, one international retail, and seven Madewell stores.
Q2 –	Three retail, one international retail, one factory, and one Madewell stores. Closed one crewcuts and one Madewell store.
Q3 –	Six retail, one international retail, four factory, two international factory, and four Madewell stores.
Q4 –	Two retail, one international retail, three factory, and three Madewell stores. Closed three retail stores.

(2)	Reflects actual activity.

(3)	Reflects projected activity.